EXHIBIT 10.20

                                         Advertising Insertion Order
         LifeMinders [GRAPHIC OMITTED]

          Order #: 0                 Revision #: 3        Sales Contact: Michael Penny
      Client Order                                                       VP Sponsorship Sales
           Number: 0                                                     Phone: 704.521.9457
             Date: 10/1/00                                               mpenny@lifeminders.com
         Campaign: Slotting                                              Fax: 253.276.2792
              URL: www.ediets.com                       Traffic Contact: Daria Kaczmarskyj
                                                                         Sr. Account Manager
                                                                         Phone: 703.707.8261 ext. 390
                                                                         dkaczmarskyj@lifeminders.com
- -----------------------------------------------------------------------------------------------------------
                   Advertiser                                            Agency
            Name:  eDiets.com                                      Name: Agency of Record
         Address:  3467 W. Hillsboro Blvd.                      Address:
                   Deerfield Beach, FL 33442

          Contact: Angela Dowgos                                Contact: Agency Contact Name
 Creative Contact: Steve Johnson                       Creative Contact: Agency Contact Name
            Phone: 954.360.9022                                   Phone: Agency Phone #
              Fax: 954.360.9095                                     Fax: Agency Fax #
           E-Mail: angela@ediets.com                             E-Mail: Agency Contact E-Mail Address
- -----------------------------------------------------------------------------------------------------------
                   Order Details
  Contract Length: 12 months                                   Net Cost: [__________] (See Program Detail)
       Start Date: 10/1/00
         End Date: 9/30/01
 Billing Currency: US Dollar
          Bill To: Advertiser
            Terms: Net 30
          Billing: Monthly
- -----------------------------------------------------------------------------------------------------------

                    Terms and Conditions
All creative materials and any changes must be delivered at least 4 days in advance to the identified Traffic Contact at Error! Reference source not found.

A LifeMinders' Insertion Order number and flight dates must be referenced in all correspondence. LifeMinders will not issue any credit or make good due to late or incorrectly submitted materials and/or late or incomplete information.

The Insertion Order is subject to the program details ("Program Details") attached hereto as Exhibit A and terms and conditions ("Standard Terms") attached hereto as Exhibit B of this Insertion Order, and such Standard Terms are made a part of this Insertion Order by reference. The signatory of this Insertion Order represents that he/she has read and agrees to such standard terms and program details.

Authorized by (Client Signature) /s/                          Date: 10/13/00
                                -----------------------------      -------------
Print Name: Angela Dowgos          Company: eDiets.com  Phone: 954-360-9022
           -----------------------         ------------       ------------------
Production Contact: Steve Johnson  Phone: 954-360-9022  Email: angela@ediets.com
                   ---------------       --------------       ------------------

Authorized by (LifeMinder Signature) /s/                      Date: 10/13/00
                                    -------------------------      -------------
Print Name: Michael Perry        Company: LifeMinders, Inc.  Phone: 704-521-9457
           --------------------          -------------------       -------------

Please complete and return to mpenny@LifeMinders.com, Inc.    Fax#: 253.276.2792


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                                         Advertising Insertion Order
         LifeMinders [GRAPHIC OMITTED]


                  Exhibit A - Program Detail

- ----------------------------------------------------------------------
                  Comments

     o eDiets agrees to pay Lifeminders a minimum monthly fee of [___________ __________________________] for the period beginning September 1 and ending December 31, 2000 during which Lifeminders guarantees delivery of 1,350 new final sales ("Paid Customers") in each of the four months. Beginning January 1, 2001 and ending August 31, 2001, eDiets agrees to pay Lifeminders a minimum monthly fee of [__________________ ___________________________] during which Lifeminders guarantees delivery of 2,700 Paid Customers in each of the 8 months to be applied to the a total yearly contract minimum of 32,400 new members. A final new sale does not include any credit card sale that has been declined or cancelled.

     o In the event that Lifeminders is unable to deliver the minimum monthly Paid Customers, Lifeminders will have thirty (30) days to make up the shortfall. Failure to make up the shortfall will give eDiets the right, in its sole discretion, to either terminate the agreement or extend the Make Good Period another thirty (30) days. Should eDiets elect to terminate the agreement, eDiets will be entitled to a full refund equal to the difference between all fees paid to Lifeminders by eDiets and the total of all Paid Customers delivered up to date of termination multiplied by [__________] Paid Customer. Such refund shall be payable to eDiets within thirty (30) days of termination.

     o Should Lifeminders deliver to eDiets Paid Customers over and above the minimum monthly guarantee ("Additional Sales"), eDiets agrees to pay Lifeminders [____________________________] for each Additional Sale.

     o    The Company agrees to allow the Client use of eDiets.com content.

     o LifeMinders agrees to provide eDiets prior notification of Diet Competitors wanting to advertise within the Fitness & Diets Tips Category.



Authorized by (client signature) /s/ Angela Dowgos          Date: 10/10/00
                                --------------------------       ---------------

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                                         Advertising Insertion Order
         LifeMinders [GRAPHIC OMITTED]

      Exhibit B - Standard Terms and Conditions for LifeMinders Advertising

The following Terns and conditions (the "Standard Terms") shall be deemed to be incorporated into the attached insertion order (the "Insertion Order"):

     1. Terms of Payment. Advertiser must submit completed credit application to determine terms of payment. If no credit application is submitted or the request for credit is denied by LifeMinders Inc. ("LifeMinders") in its sole discretion, the Insertion Order must be paid in advance of the advertisement date, and/or information delivery. If LifeMinders approves credit, Advertiser will be invoiced on the first day of the contract period set forth in the Insertion Order and payment shall be made to LifeMinders (Attn: Accounts Receivable, 1110 Herndon Parkway, Suite 300, Herndon, VA 21070) within thirty (30) days from the date of invoice ("Due Date"). Amounts paid after the Due Date shall bear interest at the rate of two percent (1.5%) per month. In the event Advertiser fails to make timely payment, Advertiser will be responsible for all reasonable expenses (including attorney's fees) incurred by LifeMinders in collecting such amounts. LifeMinders reserves the right to suspend performance of its obligations hereunder (or under any other agreement with Advertiser) in the event Advertiser fails to make timely payment hereunder or under any other agreement with LifeMinders.
     2. Positioning. Except as otherwise expressly provided in the Insertion Order or Program Detail, positioning of advertisement within the LifeMinders properties is at the sole discretion of LifeMinders. LifeMinders may, at its sole discretion, remove from the Insertion Order (and substitute with similar inventory) any object that it believes to be a trademark, trade name, company name, product name, or brand name belonging to or claimed by a third party.
     3. Placement. LifeMinders reserves the right, at its sole discretion, to fulfill distribution requirements through its Private Label LifeMinder network of mailings, in addition to its branded LifeMinders e-mails.
     4. Usage Statistics. Unless specified in the Insertion Order, LifeMinders makes no guarantee with respect to usage statistics or levels of impressions for any advertisement. Advertiser acknowledges that delivery statistics provided by LifeMinders are the official, definitive measurements of LifeMinders performance on any delivery obligations provided in the Insertion Order.
     5. Renewal. Except as expressly set forth in the Insertion Order, any renewal of the Insertion Order and acceptance of any additional advertising order shall be at LifeMinders sole discretion. Pricing for any renewal period is subject to change by LifeMinders from time to time.
     6. No Assignment or Resale of Ad Space. Advertiser may not resell, assign or transfer any of its rights hereunder, and any attempt to resell assign or transfer such rights shall result in immediate termination of this contract, without liability to LifeMinders.
     7. Limitations of Liability. In the event (i) that LifeMinders fails to publish an advertisement in accordance with the schedule provided in the Insertion Order, (ii) LifeMinders fails to deliver the number of total e-mails specified in the Insertion Order (if any) by the end of the specified period, or (iii) of any other failure, technical or otherwise, of such advertisement to appear as provided in the Insertion Order, the sole liability of LifeMinders to Advertiser shall be limited to, at LifeMinders sole discretion, a pro rata refund of the advertising fee representing undelivered e-mails, placement of the advertisement at a later time in a comparable position, or extension of the term of the Insertion order until total impressions are delivered. In no event shall LifeMinders be responsible for any consequential, special, punitive or other damages, including without limitation, lost revenue or profits, in any way arising out of or related to the Insertion Order/Standard Terms or publication of the advertisement, even if LifeMinders has been advised of the possibility of such damages. Without limiting the foregoing, LifeMinders shall have no liability for any failure or delay resulting from any governmental action, fire, flood, insurrection, earthquake, power failure, riot, explosion, embargo, strikes whether legal or illegal, labor or material shortage, transportation interruption of any kind work slowdown or any other condition beyond the control of LifeMinders affecting production or delivery in any manner.


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                                         Advertising Insertion Order
         LifeMinders [GRAPHIC OMITTED]

     8. Advertisers Representations; Indemnification. Advertisements are accepted upon the representation that Advertiser has the right to publish the contents of the advertisement without infringing the rights of any third party and without violating any law. In consideration of such publications, advertiser agrees, at its own expense, to indemnify, defend and hold harmless LifeMinders, and its employees, representatives, agents and affiliates, against any and all expenses and losses of any kind (including reasonable attorney's fees and costs) incurred by LifeMinders in connection with any claims, administrative proceedings or criminal investigations of any kind arising out of publication of the advertisement and/or any material, product or service of Advertiser to which users can link through the advertisement (including without limitation, any claim of trademark or copyright infringement, defamation, breach of confidentiality, privacy violation, false or deceptive advertising or sales practices).
     9. Provision of Advertising Materials. Advertiser will provide all materials for the advertisement in accordance with LifeMinders' policies in effect from time to time, including (without limitation) the manner of transmission to LifeMinders and the lead-time prior to publication of the advertisement. LifeMinders shall not be required to publish any advertisement that is not received in accordance with such policies and reserves the right to charge Advertiser, at the rate specified in the Insertion Order, for inventory held by LifeMinders pending receipt of acceptable materials from Advertiser which are past due. Advertiser hereby grants to LifeMinders a non-exclusive, worldwide, fully paid license to use, reproduce and display the advertisement (and the contents, trademarks and brand features contained therein) in accordance herewith.
     10. Content Partner Specifics. In addition to Standard Terms, Content Partnership requires (i) content summary of Advertiser content for placement into LifeMinder e-mails and (ii) a modified billing cycle
          (a) If an e-mail runs between the 1st-15th of month; Delivery for that run will be tallied until the 15th of the following month and (b) If an e-mail runs between the 16th-31st of month; delivery for that run will be tallied until the 31st of the following month.
     11. Right to Reject Advertisement. All Contents of advertisements are subject to LifeMinders' approval. LifeMinders reserves the right to reject or cancel any advertisement, insertion order, URL link, space reservation or position commitment, at any time, for any reason whatsoever (including belief by LifeMinders that placement of advertisement, URL Link, etc., may subject LifeMinders to criminal or civil liability).
     12. Press Release. Upon agreement to the Insertion Order, and during the term of this agreement, LifeMinders may, at its sole discretion, issue any mutually approved press release. Advertiser shall make no public announcement regarding the existence or content of the Insertion Order without LifeMinders' written approval, which may be withheld at LifeMinders' sole discretion.
     13. Cancellation. Except as otherwise provided in the Insertion Order, the Insertion Order is non-cancelable by Advertiser.
     14. Construction. No conditions other than those set forth in the Insertion Order or these Standard Terms shall be binding on LifeMinders unless expressly agreed to in writing by LifeMinders. In the event of any inconsistency between the Insertion Order and the Standard Terms, the Standard Terms shall control.
     15. Miscellaneous. These Standard Terms, together with the Insertion Order, (i) shall be governed by and construed in accordance with, the laws of the State of Virginia, without giving effect to principles of conflicts of law; (ii) may be amended only by a written agreement executed by an authorized representative of each party; and (iii) constitute the complete and entire expression of the agreement between the parties, and shall supersede any and all other agreements, whether written or oral, between the parties. Both parties consent to the jurisdiction of the courts of the stat of Virginia with respect to any legal proceeding arising in connection with the Insertion Order/Standard Terms.

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